Exhibit 10.9

Michael Hendricksen
1733 Virginia Ave.

Redwood City, CA 94061

October 27, 2021

Re:	Offer of Employment by EBR Systems, Inc.

Dear Michael,

I am very pleased to confirm our offer to you of employment with EBR Systems Inc., a Delaware corporation (the “Company”), in the position of Chief Operating Officer. You will initially report to John McCutcheon, President and CEO. The terms of our offer and the benefits currently provided by the Company are as follows:

1.       Starting Salary. Your starting base salary will be $300,000.00 per year and will be subject to periodic review and adjustment in accordance with the Company's then-current policies. You will also be eligible for an annual incentive bonus (“Bonus”) of up to $45,000.00, pro-rated for partial years. Your incentive goals for the Bonus will be structured on an annual basis and will be determined at the beginning of each year. Your salary will be paid during the month pursuant to the Company's then-current payroll policy (or in the same manner as other similarly situated employees of the Company) and the Bonus will be paid within 30 days of the target period, based on achieving the incentive goals as determined by the Board. You must be employed by the Company at the time of the Bonus determination to qualify for the payment.

2.       Start Date. Subject to fulfillment of any conditions imposed by this letter agreement, you will commence this new full-time position with the Company on or before November 15, 2021. You will work remotely from our Sunnyvale, CA office. EBR Systems may change your position, duties, and work location from time to time at its discretion.

3.       Benefits. You will be eligible to participate in Company's employee benefit plans of general application as they may exist from time to time. You will receive such other benefits, including vacation, holidays and sick leave, as Company generally provides to its employees. The Company reserves the right to change or otherwise modify, in its sole discretion, the benefits offered to employees to conform to the Company's general policies as they may be changed from time to time.

4.       Confidentiality. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you will need to sign the Company's Employee Invention Assignment and Confidentiality Agreement in the form attached hereto as Attachment B as a condition of your employment. We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer. During the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company. You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. You represent that your signing of this offer letter, the agreement concerning stock options granted to you, if any, under the Plan (as defined below) and the Company's Confidential Information and Invention Assignment Agreement, and your commencement of employment with the Company, will not violate any agreement currently in place between yourself and current or past employers.

480 Oakmead Parkway • Sunnyvale, CA 94085 • Tel: 408.720.1906 Fax: 408.720.1996

5.       Options. We will recommend to the Board of Directors of the Company (the “Board”) that you be granted a stock option to purchase One Million Six Hundred Thousand shares (1,600,000) shares of Common Stock of the Company (the “Option”) under our 2021 Equity Incentive Plan (the “Plan”), which grant will become effective on a date to be determined by the Board, but expected to be three (3) months after the Company's listing date on the Australian Securities Exchange.

The Option will vest according to the following schedule:

(a) 25% of the shares subject to the Option will vest on the first anniversary of your Start Date, and an additional 2.0833% of the shares subject to the Option will vest per month thereafter, so long as you remained employed by the Company.

The Exercise price of the shares subject to the Option shall be the fair market value of the Company's Common Stock as determined by the Board in accordance with the Plan on the date of grant of the Option.

The grant of the Option is subject to you signing a restriction deed with the Company under which you agree to the imposition of certain disposal restrictions in respect of the Option and if exercised, the resulting shares of Common Stock. The restriction deed will be on substantially the same terms as restriction deeds entered into by other members of senior management and the Company.

6.       At Will Employment. While we look forward to a long and profitable relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with or without cause. Any statements or representations to the contrary (and any statements contradicting any provision in this letter) should be regarded by you as ineffective. Further, your participation in any stock incentive or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time. Any modification or change in your at will employment status may only occur by way of a written employment agreement signed by you and the Chief Executive Officer of the Company.

7.       Authorization to Work. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you should contact our CFO.

8.       Entire Agreement. This offer letter and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this offer, and supersede any and all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

9.       Acceptance. This offer will remain open until end of business day, Friday, October 29, 2021, and is contingent upon the satisfactory results of a background check to be performed. If you decide to accept our offer, and I hope you will, please sign the enclosed copy of this letter in the space indicated and return it to me. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter and the attached documents, if any. Should you have anything else that you wish to discuss, please do not hesitate to call me.

We look forward to the opportunity to welcome you to the Company.

Very truly yours, EBR Systems, Inc.

/s/ John McCutcheon
John McCutcheon
President and CEO

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/s/ Michael Hendricksen	Date signed:	10/29/2021
Michael Hendricksen

Attachment A: Employee Total Compensation Summary

Attachment B: Confidential Information and Invention Assignment Agreement

Attachment C: EBR Systems Summary of Benefits

Attachment A

Employee Total Compensation Summary

Compensation Summary for Michael Hendricksen

Annual Salary	$300,000

15% Bonus	$45,000

Medical and Dental Benefits	Company pays 100% of employee’s medical and dental insurance premiums.
Company pays 50-75% of employee’s dependents medical and dental insurance premiums.

Personal Time Off (PTO)	The Company’s PTO policy is based on your length of service. This is described in Attachment C.

Holidays	11 days per the Company Holiday Schedule

Additional information regarding Holiday, PTO, and Medical/Dental Benefits can be found in attachment C, “EBR Systems Summary of Benefits”.